3303 Monte Villa Parkway, Suite 310 | Bothell, WA 98021 USA | 866.424.6543 phone | 425.402.1433 fax | BioLifeSolutions.com
BioLife Solutions Announces Preliminary Fourth Quarter and Full Year 2024 Unaudited Revenue from Continuing Operations

Fourth quarter Cell Processing revenue increased 7% sequentially to $20.3 million

Unaudited revenue for FY2024 from Cell Processing of $73.5 million, exceeded the high end of previously raised guidance

BOTHELL, Wash. (January 13, 2025) – BioLife Solutions, Inc. (NASDAQ: BLFS) (“BioLife” or the “Company”), a leading developer and supplier of bioproduction products and services for the cell and gene therapy (CGT) market, today announced 2024 fourth quarter and full year preliminary unaudited revenue from continuing operations.

Roderick de Greef, Chairman and CEO, commented, “2024 was a transformative year for BioLife Solutions, marked by solid execution and strategic clarity. We exceeded the upper end of our previously raised revenue guidance for cell processing, with the fourth quarter representing our fifth consecutive quarter of sequential revenue growth for this platform. The divestiture of our freezer and biostorage businesses further streamlined our operations and sharpened our focus as a leading pure-play enabler in the CGT market, positioning BioLife to meet the demands of this rapidly growing modality."

de Greef continued, "Our biopreservation solutions, embedded in 17 approved therapies, highlight our essential role in enabling lifesaving therapies and we expect that to accelerate as the sector continues to mature. As we look to 2025, the momentum in our core business coupled with our fortified balance sheet positions us to deliver sustainable growth and profitability, expand and deepen customer relationships, and create long-term value for our shareholders. We look forward to providing additional detail regarding our 2024 financial performance and outlook for 2025 on our earnings call in February.”

Fourth Quarter and Full Year 2024 Preliminary Unaudited Revenue from Continuing Operations

•Preliminary and unaudited revenue for continuing operations for the fourth quarter of 2024 was $22.7 million, an increase of 31% from $17.4 million for the fourth quarter of 2023.

◦Cell processing platform revenue was $20.3 million, up $5.5 million, or 37%, over the same period in 2023, and up 7% sequentially over the third quarter of 2024.

◦Evo and Thaw platform revenue was $2.4 million, a decrease of $0.2 million, or 8%, from the same period in 2023.

•Preliminary and unaudited revenue from continuing operations for the full year 2024 was $82.3 million, an increase of 8% from $75.9 million for 2023.

◦Cell processing platform revenue was $73.5 million, up $7.8 million, or 12%, from 2023.

3303 Monte Villa Parkway, Suite 310 | Bothell, WA 98021 USA | 866.424.6543 phone | 425.402.1433 fax | BioLifeSolutions.com
◦Evo and Thaw platform revenue was $8.7 million, down $1.4 million, or 14%, from 2023.

Reconciliation of Full Year 2024 Revenue Guidance to Preliminary Unaudited Revenue from Continuing Operations

During the fiscal year ended December 31, 2024, the Company divested its freezer business through the previously disclosed sales of its former subsidiaries Global Cooling, Inc. (“GCI”) in April 2024 and Arctic Solutions, Inc. (doing business as Custom Biogenics Systems) (“CBS”) in November 2024. The Company also divested its storage business through the previously disclosed sale of its former subsidiary SciSafe, Inc. (“SciSafe”) in November 2024. Each of the divested businesses previously qualified as a discontinued operation.

As disclosed in our earnings release of November 12, 2024, our revenue guidance for fiscal year 2024 did not include anticipated results from GCI or CBS for that period. Our revenue guidance for fiscal year 2024 did include anticipated results from SciSafe for fiscal year 2024.

The table below reconciles our preliminary unaudited revenue from continuing operations as disclosed herein, plus preliminary unaudited revenue from the discontinued operations of SciSafe for fiscal year 2024 (through the date of its divestiture), to our previously announced revenue guidance range that included anticipated fiscal year 2024 results from SciSafe.

Product line (amounts in thousands)	Preliminary unaudited total revenue from continuing operations for fiscal year 2024 (a)	Preliminary unaudited discontinued operations revenue of SciSafe for fiscal year 2024(1) (b)	Preliminary unaudited total revenues of operations for fiscal year 2024 (a) + (b)	Previously disclosed fiscal year 2024 revenue guidance range	Difference $	Difference %
Cell Processing	$73,535	$—	$73,535	$72,000 - $73,000	$1,535 - $535	2% - 1%

Evo and Thaw	8,719	—	8,719
SciSafe	—	18,440	18,440
Total Biostorage services	8,719	18,440	27,159	$26,000 - $27,000	$1,159 - $159	4% - 1%

Total	$82,254	$18,440	$100,694	$98,000 - $100,000	$2,694 - $694	3% - 1%

(1) Column includes revenue from SciSafe through the date of its divestiture, which will be disclosed in the footnotes of our Form 10-K as a key component of the gain/loss from discontinued operations. This amount does not include revenues from GCI or CBS.

About BioLife Solutions

BioLife Solutions is a leading supplier of cell processing tools and services for the cell and gene therapy (CGT) market. Our expertise facilitates the commercialization of new therapies by supplying solutions that maintain the health and function of biologic materials during collection,

3303 Monte Villa Parkway, Suite 310 | Bothell, WA 98021 USA | 866.424.6543 phone | 425.402.1433 fax | BioLifeSolutions.com
development, storage and distribution. For more information, please visit www.biolifesolutions.com, and follow BioLife on LinkedIn and X.

Cautions Regarding Forward Looking Statements

Certain statements contained in this press release are not historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plans,” “expects,” “believes,” “anticipates,” “designed,” and similar words are intended to identify forward-looking statements. Forward-looking statements are based on our current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. A description of certain of these risks, uncertainties and other matters can be found in filings we make with the U.S. Securities and Exchange Commission, all of which are available at www.sec.gov. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by us. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations with regard to these forward-looking statements or the occurrence of unanticipated events.

Media & Investor Relations
At the Company Troy Wichterman
Chief Financial Officer
(425) 402-1400
twichterman@biolifesolutions.com

Investors

Alliance Advisors IR
Jody Cain
(310) 691-7100
jcain@allianceadvisors.com